Exhibit 99.1

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212-658-7470

Web site: www.ambac.com

News Release

For Immediate Release

AMBAC FINANCIAL GROUP, INC. ANNOUNCES

THIRD QUARTER 2013 RESULTS

NEW YORK, November 13, 2013 - Ambac Financial Group, Inc. (“Ambac” or the “Company”) (NASDAQ: AMBC) today reported a third quarter 2013 net profit of $231.0 million and operating earnings of $193.4 million, as compared to a net profit of $157.5 million and operating earnings of $113.6 million for the third quarter of 2012. For the third quarter of 2013, the Company is also reporting earnings per diluted share of $4.98.

Key drivers of third quarter 2013 results were

•	Net earned premiums of $70.9 million

•	Net investment income of $52.1 million

•	Other than temporary impairment losses of $38.0 million

•	Net change in fair value of credit derivatives of $31.2 million

•	Derivative products revenue of $12.4 million

•	Income from Variable Interest Entities (“VIEs”) of $55.1 million

•	Loss and loss expenses (net benefit) of ($154.3) million

•	Interest and operating expenses of $56.9 million

•	Insurance intangible amortization of $37.5 million

“We are making good progress on our two strategic priorities – realizing the maximum return on our investment in Ambac Assurance and seeking to diversify and grow our business focus and broaden our revenue base,” said Diana Adams, President and Chief Executive Officer. “We are committed to driving value through the execution of these strategies and to providing transparency regarding our progress and performance.”

Following the Company’s emergence from bankruptcy on May 1, 2013, the consolidated financial statements reflect the application of fresh start reporting (“Fresh Start”) incorporating, among other things, the discharge of debt obligations, issuance of new common stock, and fair value adjustments. The financial results of the Company relating to periods from May 1, 2013 are referred to as “Successor” and the financial results relating to periods through April 30, 2013 (“Fresh Start Reporting Date”) are referred to as “Predecessor”.

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In addition to the reorganization items noted above, the following significantly affect the comparability of third quarter results:

Investment Income: The amortized cost basis of Ambac’s investment securities were adjusted to fair value as of the Fresh Start Reporting Date, resulting in an overall increase in the portfolio’s amortized cost and elimination of the net unamortized discount on the portfolio, which impacted the net investment income of Successor Ambac.

Interest Expenses: Surplus notes issued by Ambac Assurance Corporation (“Ambac Assurance”) and the Segregated Account of Ambac Assurance (the “Segregated Account”) and the related accrued interest on such notes were adjusted to fair value as of the Fresh Start Reporting Date. This resulted in an overall increase in the combined carrying value of debt and accrued interest expense. Discounts to the face value of debt are accreted into interest expense based on the original projected cash flows of the instruments. As a result of Fresh Start, the unamortized discounts on surplus notes have decreased and the future cash flows have been re-projected, both of which impacted the amount of discount accretion recognized in interest expense for Successor Ambac.

Operating Expenses - Deferred Acquisition Costs: Deferred acquisition costs have been written off as of the Fresh Start Reporting Date and accordingly amortization of such costs will not be reflected in Successor Ambac’s net income.

Operating Expenses - Insurance Intangible Asset: Insurance and reinsurance assets and liabilities continue to be measured in accordance with existing accounting policies and an intangible asset was recorded representing the difference between the fair value and carrying value of these insurance and reinsurance assets and liabilities as of the Fresh Start Reporting Date. As a result, the carrying values of our financial guarantee insurance and reinsurance contracts have not been adjusted. The intangible asset is amortized into expense using the level yield method based on par exposure of the related financial guarantee insurance or reinsurance contracts.

Goodwill: Represents the excess of the reorganization value over the fair value of identified tangible and intangible assets of Successor Ambac. Goodwill will be assessed for impairment on an annual basis, and more frequently if certain indicators of impairment exist.

GAAP Financial Results

Net Premiums Earned

Net premiums earned include normal net premiums, and accelerated premiums, which result from calls and other policy accelerations recognized during the period. For the third quarter of 2013, net premiums earned were $70.9 million, as compared to $113.1 million in the third quarter of 2012. Normal premium earnings were $51.2 million in the third quarter of 2013 as compared to $78.7 million in the third quarter of 2012. Accelerated premium earnings were $19.7 million in the third quarter of 2013 as compared to $34.4 million in the third quarter of 2012. Structured finance net premiums earned were adversely affected by the write-off of premiums receivable on certain distressed structured finance credits that were deemed uncollectible.

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The following table provides a summary of net premiums earned for the three month periods ending September 30, 2013 and September 30, 2012:

	Successor Ambac –	Predecessor Ambac –
($ in millions)	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012
Public Finance	$33.0	$37.9
Structured Finance	(0.5)	20.0
International Finance	18.7	20.8

Total normal premiums earned	51.2	78.7
Accelerated earnings	19.7	34.4

Total net premiums earned	$70.9	$113.1

Net Investment Income

Net investment income for the third quarter of 2013 was $52.1 million, as compared to $84.1 million for the third quarter of 2012. The decline in net investment income was driven primarily by Fresh Start adjustments that increased the overall amortized cost basis and decreased the effective yield of the portfolio for Successor Ambac. The following table provides a summary of net investment income for the three month periods ending September 30, 2013 and September 30, 2012:

	Successor Ambac –	Predecessor Ambac –
($ in millions)	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012
Financial Guarantee	$51.6	$81.0
Financial Services	0.5	3.0
Corporate	—	0.1

Total net investment income	$52.1	$84.1

The Company continues to shift the Financial Guarantee investment portfolio away from tax-exempt municipal securities toward higher yielding assets, including Ambac Assurance-wrapped securities purchased as part of the Company’s loss remediation strategy. Financial Services investment income continues to decline, as the investment agreement portfolio runs off and the balance of investment assets declines accordingly.

Net Other-Than-Temporary Impairments

Net other-than-temporary impairments of invested assets recognized in earnings increased to $38.0 million for the three months ending September 30, 2013 from $0.4 million for the three months ending September 30, 2012. Third quarter 2013 net other-than-temporary impairments relate to the Company’s intent to sell certain securities that are in an unrealized loss position as of September 30, 2013. Net other-than-temporary impairments for the third quarter of 2012 were primarily related to investments in RMBS, including those guaranteed by Ambac Assurance.

Net Change in Fair Value of Credit Derivatives

The gain attributable to the change in fair value of credit derivatives for the three months ending September 30, 2013 was $31.2 million as compared to $27.4 million for the three months ending September 30, 2012. The change in fair value of credit derivatives for both periods includes improvement in reference obligation prices, gains associated with runoff of the portfolio and credit derivative fees earned, net of the impact of the Ambac Assurance credit valuation adjustment (“Ambac CVA”). The reduction in the Ambac CVA resulted in losses within the overall change in fair value of credit derivative liabilities of $3.4 million for the three months ending September 30, 2013, and $45.5 million for the three months ending September 30, 2012.

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Derivative Products

The derivative products portfolio has been positioned to generate gains in a rising interest rate environment in order to provide a hedge against the impact of rising rates on certain exposures within the financial guarantee insurance portfolio. Derivative products revenue for the three months ending September 30, 2013 was $12.4 million as compared to a net loss of $36.0 million for the three months ending September 30, 2012. Derivative products revenue during the third quarter of 2013 was driven by mark-to-market gains in the portfolio caused by rising interest rates during the periods, partially offset by the impact of the Ambac CVA. The net loss for the three months ending September 30, 2012 primarily resulted from a realized loss related to the negotiated termination of a derivative asset. Inclusion of the Ambac CVA in the valuation of financial services derivatives resulted in losses within derivative products revenue of $1.1 million for the three months ending September 30, 2013, compared to losses of $5.3 million for the three months ending September 30, 2012.

Income on Variable Interest Entities (VIEs)

VIE income for the three months ending September 30, 2013 was $55.1 million, as compared to $6.1 million for the three months ending September 30, 2012. VIE income in the third quarter of 2013 was primarily attributable to the impact of an increase in the Ambac CVA on the fair value of certain VIE note liabilities that include significant projected financial guarantee claims. Income on VIEs for the third quarter of 2012 reflects the positive change in the fair value of net assets of VIEs during the period.

Loss and Loss Expenses, and Loss Reserves

Loss and loss expenses for the third quarter of 2013 were a net benefit of $154.3 million, as compared to a net benefit of $18.7 million for the three months ending September 30, 2012. Third quarter 2013 results were driven by lower estimated losses in first and second lien RMBS and student loans, partially offset by higher estimated losses in the municipal finance portfolio.

During the third quarter of 2013, loss and loss expenses paid, net of recoveries and reinsurance from all policies, were $6.3 million as compared to $637.0 million during the third quarter of 2012. The amount of actual claims paid during the period was impacted by the claims payment moratorium imposed on March 24, 2010 as part of the rehabilitation proceedings for the Segregated Account. On September 20, 2012, in accordance with certain rules published by the rehabilitator of the Segregated Account (the “Policy Claim Rules”), the Segregated Account commenced paying 25% of each permitted policy claim that arose since the commencement of the claims payment moratorium. The resumption of 25% partial claims payments in the third quarter of 2012 was the key driver of the amount of claims paid during that period. At September 30, 2013, a total of $3.9 billion of presented claims remain unpaid because of the Segregated Account rehabilitation proceedings and related court orders.

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Loss reserves (gross of reinsurance and net of subrogation recoveries) at September 30, 2013 were $5.4 billion as compared to $5.5 billion at June 30, 2013. The following table provides loss reserves by bond type at September 30, 2013 and June 30, 2013:

($ in millions)	September 30, 2013	June 30, 2013
RMBS	$3,347	$3,448
Student Loans	944	1,064
Domestic Public Finance	275	236
Ambac UK (including loss adjustment expenses)	619	604
All other credits	95	79
Loss adjustment expenses (excluding Ambac UK)	120	111

Totals	$5,400	$5,542

Reserves as of September 30, 2013, are net of $2.4 billion of estimated representation and warranty breach remediation recoveries. Ambac Assurance is pursuing remedies and enforcing its rights, through lawsuits and other methods, to seek redress for breaches of representations and warranties and fraud related to various RMBS transactions.

Expenses

Underwriting and operating expenses consist of gross operating expenses, plus the amortization of previously deferred insurance acquisition costs. All deferred acquisition costs were written off in Fresh Start and accordingly no amortization is reported in Successor Ambac. The following table provides a summary of underwriting and operating expenses for the three month periods ending September 30, 2013 and September 30, 2012:

	Successor Ambac –	Predecessor Ambac –
($ in millions)	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012
Underwriting and operating:
Gross Operating Expenses	$24.3	$26.1
Reinsurance commissions, net	0.7	0.5
Amortization of deferred acquisition costs	—	6.8

Total	$25.0	$33.4

Gross operating expenses for the three months ended September 30, 2013 were $24.3 million as compared to $26.1 million for the three months ending September 30, 2013. The decrease was primarily due to lower compensation and consulting expenses.

At the Fresh Start Reporting Date, an insurance intangible asset was recorded which represents the difference between the fair value and aggregate carrying value of the insurance and reinsurance assets and liabilities. The insurance intangible asset is amortized using the level yield method based on par exposure of the related financial guarantee insurance or reinsurance contracts. The insurance intangible amortization expense for the three months ending September 30, 2013 was $37.5 million.

Interest expense was $31.8 million for the three months ending September 30, 2013, as compared to $23.3 million for the three months ending September 30, 2012. Interest expense includes accrued interest and accretion of the discount on surplus notes issued by Ambac Assurance and the Segregated Account, plus interest expense relating to investment agreements, and a secured borrowing transaction. As a result of Fresh Start, the unamortized discounts on surplus notes have

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decreased by resetting the carrying value to fair value at the Fresh Start Reporting Date, and future cash flows on the surplus notes have been re-projected. Both of these items have impacted the amount of discount accretion recognized in interest expense for Successor Ambac. Accretion of surplus note discounts included within overall interest expense was $12.1 million for the three months ending September 30, 2013, as compared to $2.9 million for the three months ending September 30, 2012. The following table provides a summary of interest expense the three month periods ending September 30, 2013 and September 30, 2012:

	Successor Ambac –	Predecessor Ambac –
($ in millions)	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012
Interest expense:
Surplus notes	$31.2	$21.2
Investment agreements	0.5	1.5
Secured borrowing	0.1	0.6

Total	$31.8	$23.3

Balance Sheet

As a result of the application of Fresh Start, Successor Ambac re-measured all tangible and intangible assets and all liabilities, other than deferred taxes and liabilities associated with post-retirement benefits, at fair value, and recorded goodwill representing the excess of reorganization value of Successor Ambac over the fair value of net assets being re-measured. Total assets at September 30, 2013 were $28.6 billion, an increase of approximately $1.1 billion from $27.5 billion at June 30, 2013. The increase is primarily the result of higher VIE assets and fair value of invested assets. Total liabilities at September 30, 2013 were $27.7 billion, an increase of approximately $0.8 billion from $26.9 billion at June 30, 2013. The increase was primarily the result of higher variable interest entity liabilities, partially offset by lower loss and loss expense reserves, unearned premium reserves, and derivative liabilities.

The fair value of the consolidated investment portfolio was $6.7 billion at September 30, 2013, up $0.1 billion from $6.6 billion at June 30, 2013. The fair value of the financial guarantee investment portfolio was $6.3 billion at September 30, 2013, up $0.1 billion from $6.2 billion at June 30, 2013.

Overview of Ambac Assurance Statutory Results

During the third quarter of 2013, Ambac Assurance generated statutory net income of $127.7 million. Third quarter 2013 statutory results were primarily driven by net investment income of $95.4 million and premiums earned of $75.3 million, partially offset by net loss and loss expenses of $43.0 million.

As of September 30, 2013, Ambac Assurance reported policyholder surplus of $501.7 million, up from $393.7 million at June 30, 2013. The increase in policyholder surplus from June 2013 was primarily due to statutory net income in the third quarter of 2013, as more fully described above.

Ambac Assurance’s claims-paying resources amounted to approximately $5.9 billion as of September 30, 2013, up approximately $0.1 billion from $5.8 billion at June 30, 2013. This excludes Ambac Assurance UK Limited’s claims-paying resources of approximately $1.1 billion.

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The increase in Ambac Assurance’s claims paying resources was primarily attributable to net investment income and improvements in the valuation of investments carried at fair value, partially offset by reductions in expected future installment premiums.

Non-GAAP Financial Data

In addition to reporting the Company’s quarterly financial results in accordance with U.S. GAAP, the Company is reporting two non-GAAP financial measures: Operating Earnings and Adjusted Book Value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with U.S. GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying profitability drivers of our business and the impact of certain items that the Company believes will reverse from GAAP book value over time through the GAAP statements of comprehensive income. Operating Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.

Operating Earnings were $193.4 million for the three months ending September 30, 2013 as compared to $113.6 million for the three months ending September 30, 2012.

The following table reconciles Net Income attributable to common shareholders to the non-GAAP measure, Operating Earnings, for the three month periods ending September 30, 2013 and September 30, 2012:

	Successor Ambac –	Predecessor Ambac –
	Three Months Ended September 30, 2013	Three Months Ended September 30, 2012
Net income attributable to common shareholders	$231.0	$157.5
Adjustments:
Non-credit impairment fair value gain on credit derivatives	(8.5)	(45.3)
Effect of consolidating financial guarantee VIEs	(48.7)	4.7
Insurance intangible amortization	37.5	—
Foreign exchange gain from re-measurement of premium receivables and loss and loss expense reserves	(19.0)	(8.6)
Fair value loss on derivatives from Ambac CVA	1.1	5.3

Operating Earnings	$193.4	$113.6

Adjusted Book Value was ($498.4) million as of September 30, 2013, as compared to ($538.1) million at June 30, 2013.

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The following table reconciles Total Ambac Financial Group, Inc. stockholders’ equity (deficit) to the non-GAAP measure Adjusted Book Value as of each date presented:

	As of September 30, 2013	As of June 30, 2013
Total Ambac Financial Group, Inc. stockholders’ equity	$611.4	$287.2
Adjustments:
Non-credit impairment fair value losses on credit derivatives	180.0	188.5
Effect of consolidating financial guarantee variable interest entities	(653.7)	(594.4)
Insurance intangible asset and goodwill	(2,135.5)	(2,136.1)
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(63.5)	(64.6)
Net unearned premiums and fees in excess of expected losses	1,525.8	1,690.3
Net unrealized investment losses in Accumulated Other Comprehensive Income	37.1	91.0

Adjusted Book Value	$(498.4)	$(538.1)

Adjusted Book Value of ($538.1) million as of June 30, 2013 reflects a ($113.2) million revision to the previously reported amount of ($424.9) million in Ambac’s second quarter 2013 Form 10-Q. The revision relates to a previously omitted adjustment associated with conforming the Adjusted Book Value treatment of a newly consolidated VIE to that of other VIEs.

The Adjusted Book Value increase from June 30, 2013 to September 30, 2013 of $39.7 million was driven by Operating Earnings for the three months ended September 30, 2013 partially offset by reductions in unearned premiums in excess of expected losses previously recognized in Adjusted Book Value. The reductions in unearned premiums in excess of expected losses recognized in Adjusted Book Value occurred due to premiums earned in the third quarter 2013 and to higher expected losses on certain financial guarantee contracts as of September 30, 2013.

Explanation of Non-GAAP Measures

Operating Earnings. Operating Earnings eliminates the impact of certain U.S. GAAP accounting requirements and includes certain items that the Company has realized or expects to realize in the future, but that are not reported under U.S. GAAP. Operating earnings is defined as net income attributable to common shareholders, as reported under U.S. GAAP, adjusted on an after-tax basis for the following:

•	Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk, and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

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•	Elimination of the effects of VIEs that were consolidated as a result of benefiting from Ambac’s financial guarantee. These adjustments will eliminate the VIE consolidation and ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•	Elimination of the amortization and/or impairment of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. The amount reported in net income attributable to common shareholders represents the amortization of Fresh Start adjustments relating to financial guarantee contracts. These adjustments will ensure that all financial guarantee segment contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•	Elimination of the foreign exchange gains (losses) on re-measurement of net premium receivables and loss and loss expense reserves. Long-duration receivables constitute a significant portion of the net premium receivable balance and represent the present value of future contractual or expected collections. Therefore, the current period’s foreign exchange re-measurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

•	Elimination of the gains (losses) relating to Ambac’s CVA on derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

•	Elimination of the gains (losses) on call options on certain surplus notes of Ambac Assurance. Under U.S. GAAP accounting, Ambac recorded only a portion of its call options as derivatives. This adjustment allows for all such call options to be accounted for consistently. All call options were either exercised or expired in June 2012. Gain (losses) on call option exercises are not being adjusted for within operating earnings, consistent with other gains and losses.

•	Elimination of non-recurring U.S. GAAP Fresh Start reporting adjustments.

Adjusted Book Value. Adjusted Book Value eliminates the impact of certain U.S. GAAP accounting requirements and includes the addition of certain items that the Company has realized or expects to realize in the future, but that are not reported under U.S. GAAP. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity (deficit) as reported under U.S. GAAP, adjusted for after-tax impact of the following:

•	Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. U.S. GAAP fair values are heavily affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee segment contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services – Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

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•	Elimination of the effects of VIEs that were consolidated as a result of benefiting from Ambac’s financial guarantee. These adjustments will eliminate VIE consolidation and ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services – Insurance Topic of the ASC, whether or not they are subject to consolidation accounting rules.

•	Elimination of the financial guarantee insurance intangible asset and goodwill that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. These adjustments will ensure that all financial guarantee segment contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•	Elimination of the gain relating to Ambac’s CVA embedded in the fair value of derivative contracts other than credit derivatives. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•	Addition of the value of the unearned premium reserve on financial guaranty contracts and fees on credit derivative contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the expected future net earned premiums and credit derivative fees, net of expected losses to be expensed, which are not reflected in GAAP equity.

•	Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio will differ materially from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

Ambac has a significant tax net operating loss (“NOL”) that is offset by a full valuation allowance in the U.S. GAAP consolidated financial statements. As a result, for purposes of Adjusted Book Value, we utilized a 0% effective tax rate. We maintain a full valuation allowance against our deferred tax asset and recognition of the value of the NOL would be reflected in Adjusted Book Value considering all facts and circumstances as of the relevant reporting date.

About Ambac

Ambac, headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance, Everspan Financial Guarantee Corporation, and Ambac Assurance UK Limited, provided financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also exploring opportunities involving the development or acquisition of new financial services businesses. Ambac’s common stock trades on the NASDAQ Global Select Market (NASDAQ: AMBC).

Additional information regarding Ambac’s third quarter 2013 financial results, including its quarterly report on Form 10-Q for the quarter ended September 30, 2013, can be found on Ambac’s website at www.ambac.com under the Investor Relations tab.

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Contact Information:

Michael Fitzgerald

(212) 208-3222

mfitzgerald@ambac.com

Forward-Looking Statements

In this press release, we have included statements that may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “plan,” “believe,” “anticipate,” “intend,” “planned,” “potential” and similar expressions, or future or conditional verbs such as “will,” “should,” “would,” “could,” and “may,” or the negative of those expressions or verbs, identify forward-looking statements. We caution readers that these statements are not guarantees of future performance. Forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, which may by their nature be inherently uncertain and some of which may be outside our control. These statements may relate to plans and objectives with respect to the future, among other things, which may change. We are alerting you to the possibility that our actual results may differ, possibly materially, from the expected objectives or anticipated results that may be suggested, expressed or implied by these forward-looking statements. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of the 2012 Annual Report on Form 10-K and in Part II, Item 1A of the Third Quarter 2013 Form 10-Q.

Any or all of management’s forward-looking statements here or in other publications may turn out to be incorrect and are based on management’s current belief or opinions. Ambac’s actual results may vary materially, and there are no guarantees about the performance of Ambac’s securities. Among events, risks, uncertainties or factors that could cause actual results to differ materially are: (1) adverse events arising from the rehabilitation proceedings for the Segregated Account of Ambac Assurance Corporation (the “Segregated Account”), including the failure of the injunctions issued by the Wisconsin rehabilitation court to protect the Segregated Account and Ambac Assurance Corporation (“Ambac Assurance”) from certain adverse actions; (2) litigation arising from the Segregated Account rehabilitation proceedings; (3) decisions made by the rehabilitator of the Segregated Account for the benefit of policyholders may result in material adverse consequences for Ambac’s security holders; (4) intercompany disputes or disputes with the rehabilitator of the Segregated Account; (5) uncertainty concerning our ability to achieve value for holders of Ambac securities; (6) potential of a full rehabilitation proceeding against Ambac Assurance; (7) material changes to the Segregated Account rehabilitation plan or to current rules and procedures governing the payment of permitted policy claims, with resulting adverse impacts; (8) inadequacy of reserves established for losses and loss expenses, including our inability to realize the recoveries or future commutations included in our reserves; (9) market risks impacting assets in our investment portfolio or the value of our assets posted as collateral in respect of investment agreements and interest rate swap transactions; (10) risks relating to determinations of amounts of impairments taken on investments; (11) credit and liquidity risks due to unscheduled and unanticipated withdrawals on investment agreements; (12) market spreads and pricing on derivative products insured or issued by Ambac or its subsidiaries; (13) Ambac’s financial position and the Segregated Account rehabilitation proceedings may prompt departures of key employees and may impact our ability to attract qualified executives and employees; (14) the risk of litigation and regulatory inquiries or investigations, and the risk of adverse outcomes in connection therewith, which could have a material adverse effect on our business, operations, financial position, profitability or cash flows; (15) credit risk throughout our business, including but not limited to credit risk related to residential mortgage-backed securities, student loan and other asset securitizations, CLOs, public finance obligations and exposures to reinsurers; (16) default by one or more of Ambac Assurance’s portfolio investments, insured issuers or counterparties; (17) the risk that our risk management policies and practices do not anticipate certain risks and/or the magnitude of potential for loss as a result of unforeseen risks; (18) factors that may influence the amount of installment premiums paid to Ambac, including the Segregated Account rehabilitation proceedings; (19) changes in prevailing interest rates; (20) the risk of volatility in income and earnings, including volatility due to the application of fair value accounting; (21) changes in accounting principles or practices that may impact Ambac’s reported financial results; (22) legislative and regulatory developments; (23) operational risks, including with respect to internal processes, risk models, systems and employees; (24) changes in tax laws, tax disputes and other tax-related risks; and (25) other risks and uncertainties that have not been identified at this time.

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2013 and December 31, 2012

(Dollars in Thousands)

	Successor	Predecessor
	September 30, 2013	December 31, 2012
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $5,795,824 in 2013 and $4,751,824 in 2012)	$5,758,665	$5,402,395
Fixed income securities pledged as collateral, at fair value (amortized cost of $140,216 in 2013 and $265,517 in 2012)	140,273	265,779
Short-term investments, at fair value (amortized cost of $549,233 in 2013 and $661,219 in 2012)	549,229	661,658
Other investments, at fair value	237,446	100

Total investments	6,685,613	6,329,932

Cash	28,551	43,837
Receivable for securities	19,339	761
Investment income due and accrued	34,115	39,742
Premium receivables	1,436,010	1,620,621
Reinsurance recoverable on paid and unpaid losses	137,400	159,086
Deferred ceded premium	152,076	177,893
Subrogation recoverable	484,605	497,346
Deferred acquisition costs	—	199,160
Loans	6,148	9,203
Derivative assets	82,962	126,106
Current taxes	3,589	—
Insurance intangible assets	1,620,952	—
Goodwill	514,511	—
Other assets	41,349	39,715
Variable interest entity assets:
Fixed income securities, at fair value	2,423,914	2,261,294
Restricted cash	23,045	2,290
Investment income due and accrued	4,154	4,101
Loans	14,762,446	15,568,711
Intangible assets	159,505	—
Other assets	13,354	5,467

Total assets	$28,633,638	$27,085,265

Liabilities and Stockholders’ Equity (Deficit)

Liabilities:
Liabilities subject to compromise	$0	$1,704,904
Unearned premiums	2,303,627	2,778,401
Losses and loss expense reserve	5,884,660	6,619,486
Ceded premiums payable	86,028	94,527
Obligations under investment agreements	359,484	356,091
Obligations under investment repurchase agreements	1,370	5,926
Deferred taxes	1,611	1,586
Current taxes	—	96,778
Long-term debt	954,721	150,170
Accrued interest payable	271,330	228,835
Derivative liabilities	400,382	531,315
Other liabilities	77,270	102,488
Payable for securities purchased	82,144	25
Variable interest entity liabilities:
Accrued interest payable	3,565	3,618
Long-term debt	15,266,893	15,436,008
Derivative liabilities	2,047,204	2,221,781
Other liabilities	6,599	293

Total liabilities	27,746,888	30,332,232

Stockholders’ equity (deficit):
Successor preferred stock, par value $0.01 per share; authorized shares - 20,000,000; issued and outstanding shares - none at September 30, 2013	—	—
Predecessor preferred stock, par value $0.01 per share; authorized shares - 4,000,000; issued and outstanding shares - none at December 31, 2012	—	—
Successor common stock, par value $0.01 per share; authorized shares - 130,000,000; issued and outstanding shares - 45,002,524 at September 30, 2013	450	—
Predecessor common stock, par value $0.01 per share; authorized shares - 650,000,000; issued and outstanding shares - 308,016,674 at December 31, 2012	—	3,080
Additional paid-in capital	184,566	2,172,027
Accumulated other comprehensive (loss) income	(10,246)	625,385
Retained earnings (accumulated deficit)	436,656	(6,297,264)
Predecessor common stock held in treasury at cost, 5,580,657 shares at December 31, 2012	—	(410,755)

Total Ambac Financial Group, Inc. stockholders’ equity (deficit)	611,426	(3,907,527)

Non-controlling interest	275,324	660,560

Total stockholders’ equity (deficit)	886,750	(3,246,967)

Total liabilities and stockholders’ equity (deficit)	$28,633,638	$27,085,265

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in Thousands Except Share Data)

	Successor Ambac	Predecessor
	Three Months Ended	Three Months Ended
	September 30, 2013	September 30, 2012
Revenues:

Net premiums earned	$70,949	$113,074

Net investment income:
Securities available-for-sale and short-term	51,776	84,078
Other investments	350	—

Total net investment income	52,126	84,078

Other-than-temporary impairment losses:
Total other-than-temporary impairment losses	(38,553)	(2,501)
Portion of loss recognized in other comprehensive income	516	2,147

Net other-than-temporary impairment losses recognized in earnings	(38,037)	(354)

Net realized investment (losses) gains	(10,310)	3,162

Change in fair value of credit derivatives:
Realized gains and other settlements	1,580	2,944
Unrealized gains	29,614	24,496

Net change in fair value of credit derivatives	31,194	27,440

Derivative products	12,372	(36,007)
Other loss	(1,751)	(368)
Income on variable interest entities	55,109	6,137

Total revenues before expenses and reorganization items	171,652	197,162

Expenses:
Losses and loss expenses	(154,290)	(18,745)
Insurance intangible amortization	37,473	—
Underwriting and operating expenses	25,047	33,347
Interest expense	31,817	23,268

Total (benefit) expenses before reorganization items	(59,953)	37,870

Pre-tax income from continuing operations before reorganization items	231,605	159,292

Reorganization items	4	1,252

Pre-tax income from continuing operations	231,601	158,040

Provision for income taxes	594	667

Net income	231,007	157,373
Less: net gain (loss) attributable to the noncontrolling interest	32	(171)

Net income attributable to common shareholders	$230,975	$157,544

Net income per share	$5.13	$0.52

Net income per diluted share	$4.98	$0.52

Weighted-average number of common shares outstanding:
Basic	45,002,463	302,469,966

Diluted	46,354,875	302,582,276